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NOTICE OF YOUR RIGHT TO EXAMINE THIS CONTRACT FOR 10 DAYS.
If for any reason you are not satisfied with this contract, return it to us or our agent within 10 days after you receive it. We will then cancel this contract. Upon such cancellation we will refund an amount equal to the sum of:
(1) ALL PURCHASE PAYMENTS YOU HAVE PAID, LESS ANY PURCHASE PAYMENT CREDITS; and
(2) any fees paid or any premium tax charges paid. This contract will then be considered void from its start.
271866-NY                                                              [A(6/04)]
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